Exhibit 10(51)

[Execution]

AMENDMENT NO. 13 TO RATIFICATION AND AMENDMENT AGREEMENT AND
AMENDMENT NO. 15 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 13 TO RATIFICATION AND AMENDMENT AGREEMENT AND AMENDMENT NO. 15 TO LOAN AND SECURITY AGREEMENT, dated as of December 7, 2009 (this “Thirteenth Ratification Amendment”), by and among CONGOLEUM CORPORATION, a Delaware corporation, as debtor and debtor-in-possession (“Borrower”), CONGOLEUM FISCAL, INC., a New York corporation, as debtor and debtor-in-possession (“CFI”), CONGOLEUM SALES, INC., a New York corporation, as debtor and debtor-in-possession (“CSI” and together with CFI, collectively, “Guarantors” and each individually, a “Guarantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, successor by merger to Congress Financial Corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Lender, Borrower and Guarantors have entered into financing arrangements pursuant to which Lender may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated December 10, 2001, between Lender and Borrower, as amended by Amendment No. 1 to Loan and Security Agreement, dated September 19, 2002, between Lender and Borrower, Amendment No. 2 to Loan and Security Agreement, dated as of February 27, 2003, among Lender, Borrower and Guarantors, and as further amended and ratified by the Ratification and Amendment Agreement, dated as of January 7, 2004 (the “Ratification Agreement”), between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 1 to Ratification Agreement and Amendment No. 3 to Loan and Security Agreement, dated as of December 14, 2004, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 2 to Ratification Agreement and Amendment No. 4 to Loan and Security Agreement, dated as of January 13, 2005, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 3 to Ratification Agreement and Amendment No. 5 to Loan and Security Agreement, dated as of June 7, 2005, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 4 to Ratification Agreement and Amendment No. 6 to Loan and Security Agreement, dated as of December 19, 2005, as acknowledged by Guarantors, Amendment No. 5 to Ratification Agreement and Amendment No. 7 to Loan and Security Agreement, dated as of September 27, 2006 between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 6 to Ratification Agreement and Amendment No. 8 to Loan and Security Agreement, dated as of November 27, 2006, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 7 to Ratification Agreement and Amendment No. 9 to Loan and Security Agreement, dated as of June 12, 2007 between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 8 to Ratification and Amendment Agreement and Amendment No. 10 to Loan and Security Agreement, dated as of December 11, 2007, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 9 to Ratification and Amendment Agreement and Amendment No. 11 to Loan and Security Agreement, dated as of June 4, 2008, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 10 to Ratification and Amendment Agreement and Amendment No. 12 to Loan and Security

Agreement, dated as of October 6, 2008, between Lender and Borrower, as acknowledged by Guarantors, Amendment No. 11 to Ratification and Amendment Agreement and Amendment No. 13 to Loan and Security Agreement, dated as of March 16, 2009, and Amendment No. 12 to Ratification and Amendment Agreement and Amendment No. 14 to Loan and Security Agreement, dated as of June 9, 2009, between Lender and Borrower, as acknowledged by Guarantors, permitting debtor and debtor-in-possession financing for Borrower and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (all of the foregoing, as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, including the Reaffirmation and Amendment of Guarantor Documents, dated as of January 7, 2004, between Lender and Guarantors, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Financing Agreements”);

WHEREAS, Borrower and each Guarantor have each commenced a case (collectively, the “Cases”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey (the “Court”) and have each retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, Borrower and Guarantors have requested that Lender make certain amendments to the Loan Agreement and the other Financing Agreements, and Lender is willing to agree to such request, subject to the terms and conditions contained herein;

WHEREAS, by this Thirteenth Ratification Amendment, Lender, Borrower and Guarantors desire and intend to evidence such amendments;

WHEREAS, this Thirteenth Ratification Amendment has been filed with the Bankruptcy Court and notice thereof has been served upon all parties that have requested notice in the Borrower’s and Guarantors’ bankruptcy cases pursuant to the Final Order (1) Authorizing Debtors’ Use of Cash Collateral, (2) Authorizing Debtors to Obtain Post-Petition Financing, (3) Granting Senior Liens and Priority Administrative Expense Status Pursuant to 11 U.S.C. §§105 and 364(c), (4) Modifying the Automatic Stay Pursuant to 11 U.S.C. §362, and (5) Authorizing Debtors to Enter Into Agreements with Congress Financial Corporation (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Final DIP Financing Order”), which was approved by the Bankruptcy Court on February 2, 2004;

WHEREAS, no objection has been filed by any interested party to the terms and conditions of this Thirteenth Ratification Amendment and Borrower and Guarantors are authorized to execute and deliver this Thirteenth Ratification Amendment in accordance with the terms of the Final DIP Financing Order; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Borrower and Guarantors hereby covenant, warrant and agree as follows:

1.  Definitions.

1.1  Additional Definitions.  As used herein, the following terms shall have the following meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following:

“Eligible Real Property” shall mean, collectively, (a) the Real Property of Borrower located at 1945 East State Street, Hamilton Township, New Jersey and (b) the Real Property of Borrower located at 4401 Ridge Road, Trainer, Pennsylvania.

“Fixed Asset Availability” shall mean, at any time, the amount of $5,000,000; provided, that, the Fixed Asset Availability shall be reduced by an amount equal to $69,444.44 on December 1, 2009 and on the first day of each month thereafter, and subject to other reductions based on sales or other dispositions of any of the Eligible Real Property that were included in the calculation thereof.

“Mortgages” shall mean, collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): i)the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Thirteenth Ratification Amendment Effective Date, by Borrower in favor of Lender with respect to the Real Property and related assets of Borrower located at 1945 East State Street, Hamilton Township, New Jersey, and ii)the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Thirteenth Ratification Amendment Effective Date, by Borrower in favor of Lender with respect to the Real Property and related assets of Borrower located at 4401 Ridge Road, Trainer, Pennsylvania.

“Prime Rate Fixed Asset Loans” shall mean Prime Rate Loans outstanding from time to time based on Fixed Asset Availability.

“Thirteenth Ratification Amendment” shall mean Amendment No. 13 to Ratification and Amendment Agreement and Amendment No. 15 to Loan and Security Agreement, dated as of December 4, 2009, among Borrower, Guarantors and Lender.

“Thirteenth Ratification Amendment Effective Date” shall mean the first date on which all of the conditions precedent to the effectiveness of the Thirteenth Ratification Amendment shall have been satisfied or shall have been waived by Lender.

1.2  Amendments to Definitions.

(a)  Borrowing Base.  The definition of “Borrowing Base” in Section 1.6 of the Loan Agreement is hereby amended by deleting the first sentence of such definition in its entirety and replacing it with the following:

“1.6  ‘Borrowing Base’ shall mean, at any time, the amount equal to:

(a)  eighty five (85%) percent of the Net Amount of Eligible Accounts, plus

(b)  the lesser of: (i) the sum of: (A) the lesser of (1) fifty (50%) percent of the Value of Eligible Inventory consisting of finished goods or (2) $20,000,000, plus (B) the lesser of (1) the sum of (aa) thirty five (35%) percent of the Value of Eligible Inventory consisting of raw materials (other than resin) for such finished goods, plus (bb) fifty (50%) percent of the Value of Eligible Inventory consisting of resin, or (2) $3,000,000; or (ii) $23,000,000, plus

(c)  the Fixed Asset Availability, less

(d)  any Reserves.”

(b)  Financing Agreements. All references to the term “Financing Agreements” in this Thirteenth Ratification Amendment and in any of the Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Thirteenth Ratification Amendment, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(c)  Interest Rate.  The definition of “Interest Rate” in Section 1.41 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.41 ‘Interest Rate’ shall mean, (a) as to Prime Rate Loans (other than Prime Rate Fixed Asset Loans), a rate equal to one and three-quarters (1¾%) percent per annum in excess of the Prime Rate; and (b) as to Prime Rate Fixed Asset Loans, a rate equal to two and three-quarters (2¾%) percent per annum in excess of the Prime Rate; provided, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of three and three-quarters (3¾%) percent per annum in excess of the Prime Rate as to Prime Rate Loans (other than Prime Rate Fixed Asset Loans) and the rate of four and three-quarters (4¾%) percent per annum in excess of the Prime Rate as to Prime Rate Fixed Asset Loans, at Lender’s option, without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender in good faith and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).”

(d)  Ratification Agreement. All references to the term “Ratification Agreement” in this Thirteenth Ratification Amendment and in any of the Financing Agreements shall be deemed and each such reference is hereby amended to mean the Ratification Agreement, as amended hereby, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)  Reserves.  The definition of “Reserves” in Section 1.64 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.64     ‘Reserves’ shall mean as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes a Default or an Event of Default.  Without limiting the generality of the foregoing, the term “Reserves” as used herein, shall include, in addition and not in limitation, (1) the Dilution Reserve, (2) the Bank Products Reserve, (3) a special reserve, in an amount equal to all claims for all outstanding and unpaid administrative expenses or other claims which are or may be senior or pari passu to Lender’s liens in the property of Borrower or Lender’s super priority claims pursuant to the Financing Order, including, but not limited to (A) the fees and expenses of the Clerk of the Bankruptcy Court, (B) the fees of the United States Trustee as provided in the Financing Order and (C) the Professional Fee Carve Out (as such term is defined in the Interim Financing Order), and (4) reserves established by Lender in its discretion to reflect that the fair market value of the Eligible Real Property as set forth in any appraisals received by Lender with respect thereto after the Thirteenth Ratification Amendment Effective Date (in each case net of operating expenses, liquidation expenses and commissions (without duplication) estimated to be incurred in connection with the liquidation thereof, that are acceptable to Lender for such purpose, has declined so that the Fixed Asset Availability is greater than (x) the percentages with respect to the value of the Eligible Real Property used in establishing the original amount of the Fixed Asset Availability multiplied by (y) the applicable values set forth in such subsequent appraisals.  To the extent Lender may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Lender, Lender shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Lender in good faith..”

1.3  Interpretation.  For purposes of this Thirteenth Ratification Amendment, unless otherwise defined herein, all capitalized terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2.  Revolving Loans.  Section 2.1 of the Loan Agreement is hereby amended by inserting the following new Section (d) at the end of such Section:

“(d)  Notwithstanding anything to the contrary in this Section 2.1, until such time as the then outstanding principal amount of the Revolving Loans equals the amount of Fixed Asset Availability, all Revolving Loans shall be deemed to constitute Prime Rate Fixed Asset Loans, and at any time that the then outstanding principal amount of the Revolving Loans exceeds the amount of Fixed Asset Availability, all Revolving Loans in excess of the amount of Fixed Asset Availability shall be deemed to constitute Prime Rate Loans (other than Prime Rate Fixed Asset Loans).”

3.  Grant of Security Interest.  Section 5.1 of the Loan Agreement is hereby amended by inserting the following immediately prior to the period at the end of such Section:

“and (d) the Eligible Real Property and all fixtures related thereto.”

4.  Minimum EBITDA.  Section 9.23(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)  Borrower and its Subsidiaries shall not, for any period set forth below (each, a “Test Period”) permit EBITDA of Borrower and its Subsidiaries to be less than the amount set forth below opposite such Test Period; provided, that, Borrower and its Subsidiaries shall not be required to comply with this Section 9.23(c) during any Test Period (A) if Excess Availability (including any Excess Availability considered in satisfaction of Section 9.18 hereof) was equal to or greater than $5,000,000 on each Business Day during such Test Period, or (B) if (x) Excess Availability (including any Excess Availability considered in satisfaction of Section 9.18 hereof) is less than $5,000,000 on any Business Day (up to a maximum of four (4) Business Days) during the ninety (90) day period ending on the last day of any Test Period, and (y) Borrower and its Subsidiaries are in possession of at least $3,000,000 of unrestricted cash on such Business Day:

Test Period	Minimum EBITDA
For the four (4) months ending July 31, 2009	$400,000
For the five (5) months ending August 31, 2009	$520,000
For the six (6) months ending September 30, 2009	$730,000
For the seven (7) months ending October 31, 2009	$1,000,000
For the eight (8) months ending November 30, 2009	$1,000,000
For the nine (9) months ending December 31, 2009	$700,000
For the ten (10) months ending January 31, 2010	$840,000
For the eleven (11) months ending February 28, 2010	$460,000
For the twelve (12) months ending March 30, 2010	$420,000
For the twelve (12) months ending April 30, 2010	$400,000
For the twelve (12) months ending May 31, 2010	$750,000
For the twelve (12) months ending June 30, 2010	$600,000”

5.  Term.

5.1  The first sentence of Section 12.1(a) of the Loan Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier of (i) June 30, 2010 and (ii) the date the plan of reorganization in the Borrower’s and Guarantors’ bankruptcy cases, as confirmed by the Bankruptcy Court, becomes effective (such earlier date, the “Termination Date”).”

5.2  Section 12.1(c)(iii) of the Loan Agreement is hereby amended by deleting the reference to “December 31, 2009” and replacing it with “June 30, 2010”.

6.  Amendment Fee; Extension Fee.  In addition to and not in limitation of all other fees, costs and expenses payable to Lender under the Financing Agreements, in consideration of this Thirteenth Ratification Amendment, Borrower shall pay Lender (i) an amendment fee in the amount of $60,000 which fee shall be fully earned and payable upon the entry of an order of the Bankruptcy Court approving this Thirteenth Amendment, and (ii) an extension fee in the amount of $15,000 per month, which fee shall be fully earned and payable on November 1, 2009 and on the first day of each month thereafter through and including the first day of the month in which the Termination Date shall occur.  Each of the amendment fee and the extension fee payable pursuant to this Section may be charged directly to the loan account of Borrower.

7.  Additional Representations, Warranties and Covenants.  In addition to the continuing representations, warranties and covenants heretofore made in the Loan Agreement or otherwise and hereafter made by Borrower and Guarantors to Lender, whether pursuant to the Financing Agreements or otherwise, and not in limitation thereof, Borrower and Guarantors hereby represent, warrant and covenant with, to and in favor of Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, being a continuing condition of the making of loans by Lender:

7.1  This Thirteenth Ratification Amendment has been duly authorized, executed and delivered by Borrower and Guarantors and the agreements and obligations of Borrower and Guarantors contained herein constitute legal, valid and binding obligations of Borrower and Guarantors enforceable against Borrower and Guarantors in accordance with their respective terms.

7.2  The mortgages granted to Lender under the Mortgages constitute valid and perfected first priority mortgages on the Eligible Real Property subject thereto.

7.3  Borrower has good and marketable fee simple title to the Eligible Real Property, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, nature or description.

7.4  Borrower and Guarantors shall execute and/or deliver to Lender all other Financing Agreements, and other agreements, documents and instruments, in form and substance satisfactory to Lender, which, in the good faith judgment of Lender are necessary or appropriate in connection with this Thirteenth Ratification Amendment;

7.5  Each of Borrower and Guarantors shall comply in full with the notice and other requirements of the Bankruptcy Code, the applicable Federal Rules of Bankruptcy Procedure, and the terms and conditions of the Final DIP Financing Order in a manner acceptable to Lender and its counsel;

7.6  No objection has been filed by any interested party to the terms and conditions of this Thirteenth Ratification Amendment and Borrower and Guarantors are authorized, in accordance with the terms of the Final DIP Financing Order, to execute, deliver, comply with and fully be bound by this Thirteenth Ratification Amendment; and

7.7  Except as set forth above, no Default or Event of Default exists or has occurred and is continuing as of the date hereof.

8.  Conditions Precedent.  In addition to any other conditions contained herein or in the Loan Agreement, as in effect immediately prior to the date hereof, with respect to the Loans, Letter of Credit Accommodations and other financial accommodations available to Borrower (all of which conditions, except as modified or made pursuant to this Thirteenth Ratification Amendment shall remain applicable to the Loans and be applicable to Letter of Credit Accommodations and other financial accommodations available to Borrower), the following are conditions to Lender’s obligation to extend further loans, advances or other financial accommodations to Borrower pursuant to the Loan Agreement:

8.1  Lender shall have received this Thirteenth Ratification Amendment, duly authorized, executed and delivered by Borrower and each Guarantor;

8.2  Lender shall have received, in form and substance satisfactory to Lender, an order duly entered by the Bankruptcy Court approving this Thirteenth Ratification Amendment;

8.3  Lender shall have received each of the Mortgages, duly authorized, executed and delivered by Borrower;

8.4  Lender shall have received, in form and substance satisfactory to Lender, a valid and effective title insurance policy issued by a company and agent acceptable to Lender in good faith: (a) insuring the priority, amount and sufficiency of the Mortgages, (b) insuring against matters that would be disclosed by surveys and (c) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Lender for protection of its interests;

8.5  Lender shall have received, in form and substance satisfactory to Lender, a written appraisal with respect to the Eligible Real Property, in form, scope and methodology acceptable to Lender and performed by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely;

8.6  Lender shall have received, in form and substance satisfactory to Lender, a Phase I environmental audit of the Eligible Real Property conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology satisfactory to Lender, the results of which shall be satisfactory to Lender, confirming that Borrower is in compliance with all material applicable Environmental Laws in all material respects and there is no material potential or actual liability of Borrower or any Guarantor for any remedial action with respect to any significant environmental condition at the Eligible Real Property;

8.7  [Lender shall have received, in form and substance satisfactory to Lender, an American Land Title Association/American Congress on Surveying and Mapping form survey for which all necessary fees (where applicable) have been paid, certified to Lender and issuer of the mortgagees’ title insurance policy in a manner satisfactory to Lender by a land surveyor duly registered and licensed in the states in which the Eligible Real Property is located;]

8.8  Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments, agreements and approvals from other third parties which Lender may deem necessary or desirable in order to permit, protect and perfect the Mortgages;

8.9  No trustee, examiner or receiver or the like shall have been appointed or designated with respect to Borrower or any Guarantor, as debtor and debtor-in-possession, or its business, properties and assets; and

8.10  Except as set forth above, no Default or Event of Default shall exist or shall have occurred or be continuing, as of the date hereof.

9.  Miscellaneous.

9.1  Amendments and Waivers.  Neither this Thirteenth Ratification Amendment nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.2  Further Assurances.  Each of Borrower and Guarantors shall, at its expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, and do or cause to be done such further acts as may be necessary or proper in Lender’s opinion to evidence, perfect, maintain and enforce the security interests of Lender, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Thirteenth Ratification Amendment, any of the other Financing Agreements or the Financing Order.

9.3  Counterparts.  This Thirteenth Ratification Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.  Delivery of an executed counterpart of this Thirteenth Ratification Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Thirteenth Ratification Amendment.  Any party delivering an executed counterpart of this Thirteenth Ratification Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Thirteenth Ratification Amendment.

9.4  Additional Events of Default.  The parties hereto acknowledge, confirm and agree that the failure of Borrower or any Guarantor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by Borrower or any Guarantor in connection herewith shall constitute an Event of Default under the Financing Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Ratification Amendment to be duly executed as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:   /s/ Marc J. Breier____________________
Name:  Marc J. Breier
Title: Managing Director

CONGOLEUM CORPORATION,
as Debtor and Debtor-in-Possession

By:   /s/ Howard N. Feist___________________
Name:  Howard N. Feist
Title:  Chief Financial Officer

CONGOLEUM SALES, INC.,
as Debtor and Debtor-in-Possession

By:   /s/ Howard N. Feist___________________
Name:  Howard N. Feist
Title:  Vice President

CONGOLEUM FISCAL, INC.,
as Debtor and Debtor-in-Possession

By:   /s/ Howard N. Feist___________________
Name:  Howard N. Feist
Title:  Vice President